Exhibit 99.1

Hallador Energy Company Announces the Appointment of Marjorie Hargrave as Chief Financial Officer

Terre Haute, Ind., March 25, 2024 -- Hallador Energy Company (NASDAQ: HNRG)  today announced the appointment of Marjorie Hargrave as Chief Financial Officer, effective April 10, 2024. Hargrave will succeed Lawrence D. Martin, who has been with the company since 2007. Mr. Martin will remain with the company for several months to help facilitate the transition and will also assist with special projects.

Hargrave is an accomplished financial executive with experience across a variety of industries, including the power sector.   She has served in senior finance positions at Xcel Energy and Black Hills Corporation and as Chief Financial Officer at High Sierra Energy, CTAP, and Enservco Corporation.   Most recently, Ms. Hargrave was the CFO at Leanin’ Tree, Inc.

“I would like to thank Larry for his seventeen years of service to Hallador and Sunrise Coal and the significant contributions he has made to the company.  Larry has played a key role in the success and stability of Hallador, especially as we have grown and begun to transition into a vertically integrated independent power producer,” said Brent Bilsland, Chairman and Chief Executive Officer of Hallador Energy. “Larry has been a tremendous partner to me personally, as well as to the broader leadership and finance teams, and we are thankful for his many contributions over the years.”

Bilsland continued, “As we look forward to the continued transformation of Hallador, I am excited to welcome Marjorie Hargrave to the team. Marjorie’s experience in high-profile leadership roles, and her broad expertise and in-depth finance knowledge will make her an invaluable addition to the Hallador leadership team.”

Hallador is headquartered in Terre Haute, Indiana, and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry and through its wholly owned subsidiary, Hallador Power Company, LLC, produces electricity at its 1GW facility at the Merom Generating Station. To learn more about Hallador, Hallador Power, or Sunrise, visit our website at www.halladorenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “guidance,” “target,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements, including those relating to the anticipated impacts of the restructuring of the company’s Sunrise Coal Division, are based on current expectations and assumptions and analyses made by Hallador and its management in light of experience and perception of historical trends, current conditions, and expected future developments, as well as other factors appropriate under the circumstances that involve various risks and uncertainties that could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to, those set forth in Hallador's annual report on Form 10-K for the year ended December 31, 2023, and other Securities and Exchange Commission filings. Hallador undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact:	Investor Relations
Phone:	(303) 839-5504

1